UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2011

MOTOR SPORT COUNTRY CLUB HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-27189	98-0230423
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 W 8th Avenue, Suite 200, Lakewood, CO  80215
 (Address of principal executive offices) (Zip code)

(888) 967-5552
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities

On July 31, 2011, Motor Sport Country Club Holdings, Inc. (the “Company”) entered into an exclusive master license agreement for the XYO Technology within the automotive industry (the “Agreement”) with Perpetual Industries, Inc., a Nevada corporation (“Perpetual”) pursuant to which the Company will have the exclusive rights in and to technology for the manufacture and use of certain products which utilize an automatic balancing systems suitable in the balancing and stabilization of rotating systems (“XYO Technology”) in the automotive industry and (ii) rights with respect to the marketing, use, distribution and sublicense of such products utilizing the XYO Technology, including the XYO Racing Brand, in the automotive industry. The License Agreement shall have an initial term ending on July 31, 2021, unless terminated by either party for cause.  In consideration for the grant of the exclusive license, the Company agreed to provide Perpetual with the following (i) a non-refundable cash fee of $500,000, contingent upon the Company raising at least $1,000,000 through offerings of its equity and/or debt securities after the date of the Agreement, (ii) 10,000,000 shares of the Company’s common stock and (iii) royalties on the sale of any products which utilize the XYO Technology in accordance with the following schedule:

	Greater of:
Due July 31 of:	% Royalty	Minimum Royalty
2012	5	$25,000
2013	5	$50,000
2014	10	$60,000
2015	10	$70,000
2016	10	$80,000
2017	15	$90,000
2018	15	$100,000
2019	15	$110,000
2020	20	$120,000
2021	20	$130,000

The foregoing information is a summary of the agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, a copy of which are attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreements for a complete understanding of the terms and conditions associated with these transactions.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Exclusive Master License Agreement for the XYO Technology within the Automotive Industry, dated July 31, 2011, by and between Motor Sport Country Club Holdings, Inc. and Perpetual Industries, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOR SPORT COUNTRY CLUB HOLDINGS, INC.

Dated: August 4, 2011	By:	/s/ Claus Wagner
Name: Claus Wagner
Title: Chief Executive Officer